Free Writing Prospectus
Filed on July 27, 2006 Pursuant to Rule 433
Registration No. 333-133770
Volkswagen Auto Lease Trust 2006-A
PRICED $1.5bn VWALT 2006-A (AUTO LEASES)* FULL DETAILS*
Lead Mgrs: Barclays/JPM            Co-mgrs: ABN, Citi, HSBC, MS, RBS, Wachovia

CLS	$AMT	Rtgs	WAL	E.F.	LEGAL	Bmrk sprd	Yield	CPN	$PRICE

A-1	266mm	P1/A1+	0.40	05/07	08/07	IntL — 1	5.5235	5.5235	100-0

A-2	483mm	Aaa/AAA	1.25	02/08	11/08	EDSF + 1	5.616	5.55	99.99738

A-3	544mm	Aaa/AAA	1.95	12/08	09/09	EDSF + 2	5.569	5.50	99.98901

A-4	207mm	Aaa/AAA	2.53	05/09	04/11	ISWP + 7	5.608	5.54	99.99062
- All notes are ERISA eligible
- Exp settle: 08/03/06 FLAT
- Barclays will Bill and Deliver

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.